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Scott Schecter	Hulus Alpay
Chief Financial Officer	Investor Relations
HydroGen Corporation	Makovsky + Company
(412) 405-1000	(212) 508-9600
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HydroGen Corporation Receives $500,000 Grant from the Pennsylvania Energy Development Authority to
Support Clean-up of Coke Oven Gas for Fuel Cell Operations

Cleveland, Ohio - October 17, 2007 - HydroGen Corporation (Nasdaq: HYDG), a designer and manufacturer of multi-megawatt air-cooled phosphoric acid fuel cell (PAFC) systems, announced that the Pennsylvania Energy Development Authority (PEDA) this week granted the Company $500,000 to fund the design, manufacture, and installation of commercial scale gas clean-up modules to validate the use of surplus hydrogen-rich coke oven gas for commercial scale fuel cell power plants to produce electricity. HydroGen will be working in cooperation with U.S. Steel's Mon Valley Works plant in Mon Valley, PA.

“This award follows ongoing work that HydroGen has been pursuing to develop waste gas clean-up technologies that enable this gas to be used to generate power,” said Greg Morris, HydroGen’s Senior Vice President of Projects. “There is a significant amount of waste gas world-wide that is currently not utilized and this project will support the introduction of our fuel cells as a viable means of generating electricity in many industrial markets.”

This PEDA award to HydroGen Corp. is one of 24 clean energy projects in which the Commonwealth of Pennsylvania is investing more than $11 million. The 24 projects will receive grants for a variety of clean fuels and green power projects using sources such as solar, fuel cells, biofuels, landfill gas, wind and biomass.

About HydroGen Corporation
HydroGen Corporation, through its wholly-owned subsidiary, HydroGen, LLC, is a developer of multi-megawatt fuel cell systems utilizing its proprietary 400 kW phosphoric acid fuel cell (PAFC) technology. Advancing fuel cell technology originally developed by Westinghouse Corporation, the Company targets market applications where hydrogen is currently available and other drivers favoring the adoption of fuel cells are present.

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HydroGen Receives Pennsylvania Energy Development Authority Grant
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Forward-Looking Statements
Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently unreliable and actual results may differ materially. Examples of forward-looking statements in this news release include statements regarding HydroGen's anticipated economically competitive fuel cell systems. Factors which could cause actual results to differ materially from these forward-looking statements include such factors as fluctuations in demand for HydroGen's products, HydroGen's ability to maintain strategic business relationships, the impact of competitive products and pricing, growth in targeted markets, the adequacy of HydroGen's liquidity and financial strength to support its growth, and other information that may be detailed from time to time in HydroGen's filings with the United States Securities and Exchange Commission. HydroGen undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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